Exhibit 99

PRESS RELEASE – FOR IMMEDIATE RELEASE

1ST CONSTITUTION BANCORP
ANNOUNCES FULL YEAR AND FOURTH QUARTER 2015 RESULTS

Cranbury, New Jersey – February 3, 2016 – 1ST Constitution Bancorp (NASDAQ: FCCY), the holding company (the “Company”) for 1ST Constitution Bank (the “Bank”), today reported net income and earnings per share for the year and the three month period ended December 31, 2015.

FULL YEAR 2015 HIGHLIGHTS*

•	Net income increased 15.3% to $8.7 million compared to Adjusted Net Income of $7.5 million for 2014. Net income as reported for 2014 was $4.4 million.
•	Diluted earnings per share increased 12.6% to $1.07 compared to Adjusted Net Income per Diluted Share of $0.95 for 2014. Diluted earnings per share as reported for 2014 was $0.55.
•	Return on Assets and Return on Equity were 0.89% and 9.49%, respectively.
•	Book value per share and tangible book value per share were $12.11 and $10.44, respectively.
•	Net interest income increased 11.1% to $36.3 million and the net interest margin was 4.07%.
•	Loans held in portfolio were $682 million at December 31, 2015 and increased $27.8 million, or 4.3%.
•	The loan to asset ratio was 70.5 % at December 31, 2015.
•	$6.9 million of non-performing assets were resolved during the year and non-performing assets declined to $7.0 million and 0.72% of assets at December 31, 2015.

FOURTH QUARTER 2015 HIGHLIGHTS*

•	Net income was $1.6 million and included an after-tax net loss of $0.4 million from the sale of OREO.
•	Diluted earnings per share was $0.20 and was reduced by $0.05 due to the after-tax net loss on the sale of OREO.
•	$5.4 million of OREO was sold in the fourth quarter. OREO was $966,000 at December 31, 2015 and consisted of one single family home.
•	Net interest income increased 2.5% to $8.7 million and the net interest margin was 3.96%.
•	The allowance for loan losses was $7.6 million and 1.11% of loans. Net charge-offs for the quarter were $72,000. Non-performing loans were $6.0 million and 0.88% of loans at December 31, 2015.

*The information in the above highlights is for the year and the three months ended December 31, 2015 compared to the same respective periods in 2014. All share and per share amounts have been adjusted to reflect the effect of the five percent stock dividend paid on April 7, 2015 and the five percent stock dividend paid on February 1, 2016.

Adjusted Net Income for 2014 excludes the after-tax effect of the merger related expenses incurred in connection with the merger of Rumson-Fair Haven Bank and Trust Company (“Rumson”) with and into the Bank and the provision for loan losses related to the full charge-off of a loan participation due to fraudulent misrepresentations by the borrower and its principals. Adjusted Net Income and Adjusted Net Income per Diluted Share are non-GAAP measures. A reconciliation of these non-GAAP measures to reported net income and net income per diluted share is included in this release.

Robert F. Mangano, President and Chief Executive Officer, stated “The Company earned record net income for the year and significantly improved its key financial performance metrics. We are pleased with the progress we made in a number of areas during the year which drove the growth in our net income. The internal expansion of the loan portfolio generated a significant increase in net interest income and expansion of our net interest margin. Our mortgage warehouse, mortgage banking and SBA lending operations produced significant increases in revenue that contributed to our overall performance.”

Mr. Mangano added, “The Company’s results in 2015 also reflect the impact of the resolution of a substantial portion of the remaining non-performing assets related to the severe recession and its lingering effects experienced over the last several years. We made the difficult judgment to sell $4 million of OREO in the fourth quarter at values below recent appraisals in order to resolve potential future uncertainties regarding the two assets and avoid future costs of continued ownership.”

Discussion of Financial Results
For the year ended December 31, 2015, net income was $8.7 million, or $1.07 per diluted share, compared to net income of $4.4 million, or $0.55 per diluted share. The results of operations for 2014 were significantly impacted by the $1.5 million of merger expenses related to the acquisition of Rumson in the first quarter of 2014 and the additional provision for loan losses of approximately $3.7 million related to the full charge-off of a loan in the second quarter of 2014 due to fraudulent misrepresentations by the borrower and its principals. Excluding the after-tax effect of these two events, Adjusted Net Income was $7.5 million and Adjusted Net Income per Diluted Share was $0.95 for 2014.

The significant increase in net income for 2015 was due in part to the $3.6 million increase in net interest income to $36.3 million, which was driven by the internal growth of the Bank’s loan portfolio in 2014 and 2015. The net interest margin was 4.07% in 2015 compared to 3.84% in 2014 and increased due primarily to the growth of loans, which generated the higher yield earned on earning assets of 4.58% in 2015 compared to 4.37% earned in 2014.

The provision for loan losses declined to $1.1 million in 2015 due to the significant reduction in charge-offs and non-performing loans during the year.  As noted above, the $5.8 million provision for loan losses in 2014 included a $3.7 million provision for loan losses related to fraudulent misrepresentations by the borrower and its principals, which resulted in the full charge-off of the loan. Net charge-offs were $0.5 million in 2015 compared to $5.9 million in 2014.

Non-interest income was $7.3 million for 2015 compared to $6.8 million in the prior year and increased primarily due to higher gains from the sale of loans, which more than offset the decline in deposit service charges and other customer charges included in other income.

Non-interest expense increased $3.0 million to $29.8 million compared to $26.8 million in 2014, excluding the effect of the $1.5 million of merger related expenses incurred in the acquisition of Rumson. OREO expenses were $1.5 million in 2015 and included $1.0 million of net losses on the sale or write-down of OREO assets and $0.4 million of ownership expenses related to the assets sold.

Net income for the three months ended December 31, 2015 was $1.6 million and declined from $2.0 million earned for the three months ended December 31, 2014 due primarily to the $0.4 million after-tax effect of the net loss on the sale of OREO. Diluted earnings per share were $0.20 and $0.25 for the fourth quarters of 2015 and 2014, respectively.

Net interest income for the fourth quarter of 2015 totaled $8.7 million, an increase of $0.2 million, or 2.5%, compared to $8.5 million earned in the fourth quarter of 2014. The increase was due principally to the increase in the loan portfolio, which generated the higher yield earned on earning assets of 4.47% for the fourth quarter of 2015 compared to 4.35% for the fourth quarter of 2014. The net interest margin was 3.96% in the fourth quarter of 2015 compared to 3.82% for the corresponding quarter in 2014 and was reduced by approximately 5 basis points due to the effect of the loans transferred to non-accrual during the quarter.

The provision for loan losses was $0.5 million in the fourth quarter of 2015 compared to $0.5 million in the fourth quarter of 2014.

Non-interest income was $1.6 million in the fourth quarter of 2015 and decreased from $1.7 million earned in the fourth quarter of 2014 due primarily to lower income from customer deposit transactions and other service charges included in other income.

Non-interest expense was $7.4 million for the quarter ended December 31, 2015 compared to $6.8 million for the fourth quarter of 2014. The higher non-interest expenses for the fourth quarter of 2015 compared to the fourth quarter of 2014 were due primarily to the $0.7 million loss on the sale of OREO in the 2015 period. Employee compensation and benefits expense for the 2015 period increased approximately 1% compared to the 2014 period. Occupancy, data processing and other expenses declined in the 2015 period due to expense management and containment. FDIC insurance expense declined due to a lower assessment rate that reflects the improvement in asset quality and financial performance of the Bank in 2015.

At December 31, 2015, the allowance for loan losses was $7.6 million, an increase of $0.6 million from $6.9 million at December 31, 2014. As a percentage of total loans, the allowance was 1.11% at the end of 2015 compared to 1.06% at year-end 2014. At the date of acquisition of Rumson, the fair value adjustment recorded for loans included a credit risk adjustment discount of $2.8 million, which was comprised of a non-accretive discount of $0.8 million and an accretive general credit discount of $2.0 million. At December 31, 2015, the total credit risk adjustment was approximately $0.9 million and was comprised of a non-accretive credit discount of $0.2 million and an accretive general credit risk fair value discount of $0.7 million.

Total assets at December 31, 2015 increased to $968 million from $957 million at December 31, 2014 primarily due to the increase in loans that was funded primarily by the increase in liabilities and shareholders’ equity. Total portfolio loans at December 31, 2015 were $682 million, an increase of $28 million from $654 million at December 31, 2014. Total investment securities at December 31, 2015 were $218 million, a decline of $6 million from December 31, 2014. Total deposits at December 31, 2015 were $787 million and declined $31 million compared to $818 million at December 31, 2014. The decrease was due primarily to the outflow of maturing CDs of $21 million and the decline in municipal deposits of $24 million, which were partially offset by the growth of non-interest bearing and interest bearing demand deposits of $16 million. Short-term borrowings increased to fund the decrease in total deposits and the growth of the loan portfolio.

Capital
Regulatory capital ratios continue to reflect a strong capital position. The Company’s CET 1 ratio, total risk-based capital, Tier I capital, and Leverage ratios were 10.03%, 13.08%, 12.18% and 10.80%, respectively, at December 31, 2015. The Bank’s CET 1 ratio, total risk-based capital, Tier 1 capital and Leverage ratios were 11.90%, 12.80%, 11.90% and 10.55%, respectively at December 31, 2015.

Asset Quality
Net charge-offs during the fourth quarter of 2015 were $72,000. Non-accrual loans increased to $6.0 million at December 31, 2015 from $3.6 million at September 30, 2015 due to the transfer of two commercial real estate loans totaling $3.0 million and one $0.7 million residential real estate loan to non-accrual. Non-performing loans of $1.4 million were transferred to OREO and sold, and a total of $5.4 million of OREO was sold during the quarter. The allowance for loan losses was 126% of non-accrual loans at December 31, 2015.

Overall, the Company experienced stable trends in loan quality with loans internally rated special mention and substandard declining during 2015.

About 1ST Constitution Bancorp
1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, operates 19 branch banking offices in Cranbury (2), Fort Lee, Hamilton, Hightstown, Hillsborough, Hopewell, Jamesburg, Lawrenceville, Perth Amboy, Plainsboro, Rocky Hill, West Windsor, Princeton, Rumson, Fair Haven, Shrewsbury, Little Silver and Asbury Park, New Jersey.

1ST Constitution Bancorp is traded on the Nasdaq Global Market under the trading symbol “FCCY” and can be accessed through the Internet at www.1STCONSTITUTION.com

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, a higher level of net loan charge-offs and delinquencies than anticipated, bank regulatory rules, regulations or policies that restrict or direct certain actions, the adoption, interpretation and implementation of new or pre-existing accounting pronouncements, a change in legal and regulatory barriers including issues related to compliance with anti-money laundering and bank secrecy act laws, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

CONTACT:	Robert F. Mangano	Stephen J. Gilhooly
	President & Chief Executive Officer	Sr. Vice President &
	(609) 655-4500	Chief Financial Officer
(609) 655-4500

1st Constitution Bancorp
Selected Consolidated Financial Data

(Dollars in thousands, except per share amounts)	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015		2014
Performance Ratios / Data:
Return on average assets	0.67%	0.82%	0.89%		0.46%
Return on average equity	6.75%	9.37%	9.49%		5.34%
Net interest margin (tax-equivalent basis) (1)	3.96%	3.82%	4.07%		3.84%
Efficiency ratio (2)	70.41%	65.36%	66.71%		65.98%

Per Common Share Data: (3)
Earnings per common share - Basic	$0.21	$0.26	$1.10		$0.56
Earnings per common share - Diluted	$0.20	$0.25	$1.07		$0.55
Tangible book value per common share at the period-end			$10.44		$9.33
Book value per common share at the period end			$12.11		$11.08
Average common shares outstanding:
Basic	7,923,018	7,865,692	7,901,278		7,735,303
Diluted	8,112,383	8,016,498	8,075,752		7,879,186
Shares outstanding			7,922,968		7,865,427

			December 31,		December 31,
			2015		2014
Asset Quality Data:
Loans past due over 90 days and still accruing			$-		$317
Non-accrual loans			6,020		4,523
OREO property			966		5,710
Other repossessed assets			-		66
Total non-performing assets			6,986		10,616

Net charge-offs			(465)		(5,864)
Allowance for loan losses / total loans			1.11%		1.06%
Non-performing loans / total loans			0.88%		0.74%
Non-performing assets / total assets			0.72%		1.11%
Net charge-offs / total loans			(0.07%	)	(0.90%	)
Capital Ratios:
1st Constitution Bancorp
Common Equity Tier 1			10.03%		NA
Tier 1 capital to average assets (leverage ratio)			10.80%		9.53%
Tier 1 capital to risk weighted assets			12.18%		11.41%
Total capital to risk weighted assets			13.08%		12.28%
1st Constitution Bank
Common Equity Tier 1			11.90%		NA
Tier 1 capital to average assets (leverage ratio)			10.55%		9.30%
Tier 1 capital to risk weighted assets			11.90%		11.13%
Total capital to risk weighted assets			12.80%		12.00%

(1)	Represents net interest income on a taxable equivalent basis as a percentage of average interest earning assets.
(2)	Represents non-interest expenses, excluding merger expenses in 2014, divided by the sum of net interest income on a taxable equivalent basis and non-interest income.
(3)	Includes the effect of the 5% stock dividend paid on April 7, 2015 and the 5% stock dividend paid on February 1, 2016.

1st Constitution Bancorp
Consolidated Balance Sheets
December 31, 2015 and 2014
(Dollars in thousands)
	December 31,	December 31,
ASSETS	2015	2014

CASH AND DUE FROM BANKS	$11,368	$14,545
FEDERAL FUNDS SOLD/SHORT TERM INVESTMENTS	-	-
Total cash and cash equivalents	11,368	14,545

INVESTMENT SECURITIES
Available for sale, at fair value	94,724	80,161
Held to maturity (fair value of $127,157 and $148,476
at December 31, 2015 and, 2014, respectively)	123,261	143,638
Total securities	217,985	223,799

LOANS HELD FOR SALE	5,997	8,372

LOANS	682,121	654,297
Less- Allowance for loan losses	(7,560)	(6,925)
Net loans	674,561	647,372

PREMISES AND EQUIPMENT, NET	11,109	11,373
ACCRUED INTEREST RECEIVABLE	2,853	3,096
BANK-OWNED LIFE INSURANCE	21,583	21,218
OTHER REAL ESTATE OWNED	966	5,710
GOODWILL AND INTANGIBLE ASSETS	13,284	13,711
OTHER ASSETS	8,285	7,584
Total Assets	$967,992	$956,779

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
DEPOSITS
Non-interest bearing	$159,918	$162,281
Interest bearing	626,839	655,480
Total deposits	786,758	817,761

BORROWINGS	58,896	25,107
REDEEMABLE SUBORDINATED DEBENTURES	18,557	18,557
ACCRUED INTEREST PAYABLE	846	907
ACCRUED EXPENSES AND OTHER LIABILITIES	6,974	7,337
Total liabilities	872,031	869,669

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY :
Preferred stock, no par value; 5,000,000 shares authorized; none issued	-	-
Common Stock, no par value; 30,000,000 shares authorized; 7,575,492 and
7,165,084 shares issued and 7,545,684 and 7,134,174 shares outstanding
as of December 31, 2015 and 2014, respectively	70,845	61,448
Retained earnings	25,589	25,730
Treasury Stock, 29,808 shares and 30,910 shares at December 31, 2015
and 2014, respectively	(343)	(316)
Accumulated other comprehensive (loss) income	(130)	248
Total shareholders' equity	95,961	87,110

Total liabilities and shareholders' equity	$967,992	$956,779

1st Constitution Bancorp
Consolidated Statements of Income

(Dollars in thousands, except per share amounts)	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
INTEREST INCOME
Loans, including fees	8,543	8,185	35,597	30,879
Securities
Taxable	784	880	3,167	4,022
Tax - Exempt	522	564	2,131	2,310
Federal funds sold and
short term investments	12	39	50	150
Total interest income	9,861	9,668	40,944	37,361
INTEREST EXPENSE
Deposits	940	972	3,704	3,798
Borrowings	139	128	577	516
Redeemable subordinated debentures	91	87	355	344
Total interest expense	1,170	1,187	4,636	4,658
Net interest income	8,691	8,481	36,308	32,703
PROVISION FOR LOAN LOSSES	500	500	1,100	5,750
Net interest income after provision for loan losses	8,191	7,981	35,208	26,953
NON-INTEREST INCOME
Service charges on deposit accounts	203	234	818	989
Loss on sale of security available for sale	-	-	-	(1)
Gain on sales of loans held for sale	761	775	4,039	3,103
Income on bank-owned life insurance	138	144	558	564
Other income	518	558	1,857	2,159
Total non-interest income	1,620	1,711	7,273	6,814
NON-INTEREST EXPENSE
Salaries and employee benefits	4,195	4,158	17,232	16,117
Occupancy expense	977	1,031	4,241	3,355
Data processing expense	259	322	1,211	1,264
FDIC insurance expense	130	170	660	715
Merger related expenses	-	-	-	1,532
Other real estate owned expense	802	5	1,542	236
Other operating expenses	1,074	1,152	4,869	5,119
Total non-interest expense	7,437	6,838	29,755	28,338

Income before income taxes	2,374	2,855	12,726	5,429
INCOME TAXES	747	838	4,062	1,073
Net income	1,627	2,017	8,664	4,356

NET INCOME PER COMMON SHARE
Basic	$0.21	$0.26	$1.10	$0.56
Diluted	$0.20	$0.25	$1.07	$0.55

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	7,923,018	7,865,692	7,901,278	7,735,303
Diluted	8,112,383	8,016,498	8,075,752	7,879,186

1st Constitution Bancorp
Average Balance Sheets with Resultant Interest and Rates

	For the Year Ended			For the Year Ended
	December 31, 2015			December 31, 2014
(Dollars in thousands)
(Tax equivalent basis)		Interest			Interest
	Average	Income /	Average	Average	Income /	Average
Resources:	Balance	Expense	Yield/Rate	Balance	Expense	Yield/Rate

Fed Funds Sold / Short Term Investments	$23,131	$50	0.22%	$60,933	$150	0.25%
Investment Securities:
Taxable	127,859	3,167	2.48%	168,992	4,022	2.38%
Tax-exempt	81,612	3,153	3.86%	87,455	3,419	3.91%
Total	209,471	6,320	3.62%	256,447	7,441	2.90%

Loan Portfolio:
Construction	95,627	5,961	6.23%	77,159	5,233	6.78%
Residential Mortgages	43,048	1,804	4.19%	45,572	1,855	4.07%
Home Equity	22,217	1,028	4.63%	22,070	1,201	5.44%
Commercial Business and Commercial Real Estate	290,301	16,381	5.64%	271,888	15,893	5.85%
SBA Loans	19,409	1,100	5.67%	13,971	771	5.52%
Mortgage Warehouse Lines	203,074	8,894	4.38%	124,127	5,589	4.50%
Installment	497	22	4.47%	340	19	5.59%
All Other Loans	10,312	407	3.95%	8,252	318	3.85%
Total	684,486	35,597	5.20%	563,379	30,879	5.48%

Total Interest-Earning Assets	917,087	41,967	4.58%	880,759	38,470	4.37%

Allowance for Loan Losses	(7,484)			(7,487)
Cash and Due From Banks	6,272			14,620
Other Assets	62,149			57,689
Total Average Assets	$978,025			$945,581

Interest-Bearing Liabilities:
Money Market and NOW Accounts	$300,813	$1,013	0.34%	$286,235	$953	0.33%
Savings Accounts	196,844	950	0.48%	199,078	904	0.45%
Certificates of Deposit under $100,000	87,306	875	1.00%	70,574	910	1.29%
Certificates of Deposit over $100,000	71,449	866	1.21%	98,891	1,031	1.04%
Other Borrowed Funds	38,472	577	1.50%	23,724	516	2.18%
Trust Preferred Securities	18,557	355	1.91%	18,557	344	1.90%
Total Interest-Bearing Liabilities	713,441	4,636	0.65%	697,059	4,658	0.67%

Net Interest Spread			3.93%			3.70%

Demand Deposits	164,419			159,935
Other Liabilities	8,858			7,065
Total Liabilities	886,718		0.52%	864,059

Shareholders' Equity	91,307			81,522
Total Liabilities and Shareholders' Equity	$978,025			$945,581

Net Interest Margin		$37,331	4.07%		$33,812	3.84%

1st Constitution Bancorp
Average Balance Sheets with Resultant Interest Rates

	Three Months Ended			Three Months Ended
	December 31, 2015			December 31, 2014
(Dollars in thousands)
(Tax equivalent basis)		Interest			Interest
	Average	Income /	Average	Average	Income /	Average
	Balance	Expense	Yield/Rate	Balance	Expense	Yield/Rate

Resources:
Fed Funds Sold / Short Term Investments	$22,171	12	0.21%	$61,873	39	0.25%
Investment Securities:
Taxable	126,243	784	2.46%	142,617	880	2.47%
Tax Exempt	79,844	773	3.84%	88,523	835	3.77%
Total	206,087	1,557	3.00%	231,140	1,715	2.97%

Loan Portfolio:
Construction - Wholesale	94,710	1,410	5.91%	88,027	1,442	6.50%
Residential Mortgages	40,826	423	4.11%	47,976	492	4.07%
Home Equity	21,947	249	4.51%	22,320	280	4.97%
Commercial	286,277	3,880	5.38%	293,461	4,114	5.56%
Mortgage Warehouse Lines	195,126	2,180	4.43%	139,459	1,566	4.45%
Installment	585	6	4.29%	396	5	5.31%
Other	28,846	395	5.43%	23,178	287	4.91%
Total	668,319	8,543	5.07%	614,817	8,185	5.28%

Total Interest-Earning Assets	896,577	10,112	4.47%	907,830	9,939	4.35%

Allowance for Loan Losses	(7,339)			(7,308)
Cash and Due From Banks	5,880			12,527
Other Assets	61,194			59,476
Total Average Assets	$956,312			$972,525

Interest-Bearing Liabilities:
Money Market and NOW Accounts	294,984	259	0.35%	306,778	261	0.34%
Savings Accounts	198,625	264	0.53%	195,502	228	0.46%
Certificates of Deposit	148,870	416	1.11%	168,979	483	1.13%
Other Borrowed Funds	28,695	139	1.92%	21,034	129	2.42%
Trust Preferred Securities	18,557	91	5.91%	18,557	87	1.85%
Total Interest-Bearing Liabilities	689,731	1,170	0.67%	710,850	1,187	0.66%

Net Interest Spread	805,493		3.80%	839,906		3.69%

Demand Deposits	163,014			168,647
Other Liabilities	8,553			7,677
Total Liabilities	861,298		0.54%	887,174		0.53%

Shareholders' Equity	95,014			85,351
Total Liabilities and Shareholders' Equity	$956,312			$972,525

Net Interest Margin		8,942	3.96%		8,751	3.82%

1st Constitution Bancorp
Reconciliation of Non-GAAP Measures (1)
(Dollars in thousands, except per share amounts)

Year Ended
December 31, 2014
Adjusted Net Income

Net Income	$4,356
Adjustments
Provision for Loan losses (2)	3,656
Merger-related Expenses	1,532
Income Tax Effect of Adjustments (3)	(2,031)
Adjusted Net Income	$7,513

Adjusted Net Income per Diluted Share

Adjusted Net Income	$7,513
Diluted Shares Outstanding	7,879,186
Adjusted Net Income per Diluted Share	$0.95

Adjusted Return on Assets (4)	0.79%
Adjusted Return on Equity (4)	9.22%

(1)
Adjusted Net Income,  Adjusted Net Income per Diluted Share, Adjusted Return on Assets and Adjusted Return on Equity are measures not in accordance with Generally Accepted Accounting Principles ("GAAP"). The Company used the non-GAAP financial measures because the Company believes that it is useful for the users of the financial information to understand the effect on net income of the merger-related expenses incurred in the merger with Rumson and the large provision for loan losses recorded as the result of the fraudulent misrepresentations by a borrower and its principals. Management believes that these non-GAAP financial measures improve the comparability of the current period results with the results of the prior period. The Company cautions that the non-GAAP financial measures should be considered in addition to, but not a substitute for, the Company's GAAP results.

(2)	The amount represents the full charge-off of a loan participation due to fraudulent misrepresentations by the borrower and its principals that was recorded in the second quarter of 2014.

(3)	Tax effected at an income tax rate of 39.94%, less the impact of non-deductible merger expenses.

(4)	Adjusted Return on Assets and Adjusted Return on Equity excludes the after-tax effect of the merger-related expenses and loan loss provision in 2014.